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                                                                     Exhibit 5.1

                     [Appleby Spurling & Kempe Letterhead]


                                                 JMVS/124194.04
                                                 Direct Telephone:(441) 298 3240
                                                 Direct e-mail: jvirgil@ask.bm

J Virgil Smith
ASSOCIATE


                                                 24 June 2002

Marvell Technology Group Ltd.
4th Floor, Windsor Place
22 Queen Street
P.O. Box HM 1179
Hamilton HM EX, Bermuda

Dear Sirs:

MARVELL TECHNOLOGY GROUP LTD.

We have acted as special legal counsel in Bermuda to Marvell Technology Group Ltd., a Bermuda company (the "Company") in connection with its filing with the United States Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") with respect to 215,000 shares of the Company's common shares of par value US$0.002 per share (the "Common Shares") to be issued pursuant to the terms of the share sale and purchase agreements between the Company and certain former employees of SysKonnect GmbH, a wholly owned subsidiary of the Company (the "Option Agreements").

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the "Documents") together with such other documentation as we have considered requisite to this opinion.

ASSUMPTIONS

In stating our opinion we have assumed:

a) the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarised or photostatic copies;

b)       the genuineness of all signatures on the Documents;

c) that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;
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Marvell Technology Group Ltd.        - 2 -                          24 June 2002


d) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have a material effect on any of the opinions herein expressed;

e) that all representations and factual statements appearing in the Registration Statement, the Option Agreements and the Resolutions are true, accurate and complete in all material respects;

f) that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors to bring about the issue of the Common Shares by the Company under the terms of the Option Agreements, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

g) that the Option Agreements will constitute the legal, valid and binding obligations of the parties thereto, other than the Company;

h) that each Director of the Company, when the Board of Directors of the Company passed the Resolutions, discharged his fiduciary duty owed to the Company and acted honestly and in good faith with a view to the best interests of the Company;

i) that the Company has entered into its obligations under the Option Agreements in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated in the respective Option Agreements would benefit the Company;

j) that at the time of issue by the Stock Option Committee of the Board of Directors (the "Committee") of any Common Shares pursuant to the Option Agreements, such Committee was duly constituted and at the date hereof remains a duly constituted committee of the Board of Directors of the Company having the necessary powers and authorities to issue the Common Shares pursuant to the Option Agreements;

k) that the approval of the issue of any Common Shares under the Option Agreements will be duly made either at a duly convened and quorate meeting of the Board of Directors of the Company, or at a duly convened and quorate meeting of the Committee in a manner complying with the terms of the Bye-laws of the Company then in force and within the authority then given to the Committee by the Board of Directors of the Company;

l) that when the issue of any Common Shares under Option Agreements is authorised, the issue price will not be less than the par value of the Common
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Marvell Technology Group Ltd.        - 3 -                          24 June 2002


         Shares and that the Company will have sufficient authorised share capital to effect such issue and will continue to hold the necessary consent from the Bermuda Monetary Authority for such share issue;

m) that in any case where Common Shares are issued by the Company pursuant to the Option Agreements on terms that do not require the allottee to pay to the Company a cash subscription price for such Common Shares, the Company will receive prior to the allotment of shares a transfer to it of assets from the allottee with a fair value at least equivalent to the aggregate par value of the Shares issued to him pursuant to the Option Agreements;

n) that when filed with the Securities and Exchange Commission, the Registration Statement will not differ in any material respect from the draft referred to in paragraph 1 of the Schedule;

o) that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered; and

p) that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered.

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that when issued and allotted by the Board of Directors of the Company or by the Committee pursuant to the Resolutions and Option Agreements and when fully paid for pursuant to and in accordance with the terms and conditions of the Option Agreements, as contemplated by the Option Agreements, the Common Shares will be validly issued, fully-paid and non-assessable shares in the capital of the Company.

RESERVATIONS

We have the following reservations:

(a) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(b) Any reference in this opinion to Common Shares being "non-assessable" shall mean, in relation to fully paid shares of the Company and subject to any
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Marvell Technology Group Ltd.        - 4 -                          24 June 2002


         contrary provision in any agreement in writing between the Company and the holder of such Common Shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

(c) Searches of the Register of Companies at the office of the Registrar of Companies are not conclusive and it should be noted that the Register of Companies does not reveal:

         (i) details of matters which have been lodged for filing or registration which as a matter of general practice of the Registrar of Companies would have or should have been disclosed on the public file but have not actually been registered or to the extent that they have been registered have not been disclosed or do not appear in the public records at the date and time the search is concluded; or

         (ii) details of matters which should have been lodged for registration but have not been lodged for registration at the date the search is concluded.

(d) In order to issue this opinion we have carried out the Searches as referred to in paragraphs 4 and 5 of the Schedule and have not enquired as to whether there has been any change since the date of the Searches.

(e) We have relied upon the statements made in the Officers Certificate referred to in paragraph 9 of the Schedule. We have made no independent verification of the matters referred to in the certificate and we qualify this opinion to the extent that the statements made in the certificate are not accurate in any respect.

DISCLOSURE

This opinion is addressed to you in connection with the registration of the Common Shares with the Securities and Exchange Commission. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change. We hereby consent to the inclusion of the opinion as an exhibit to the Registration Statement.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully


/s/ APPLEBY SPURLING & KEMPE


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                                    SCHEDULE

1. An electronic copy of the draft of the Registration Statement received from Marvell Semiconductor, Inc. on 18 June 2002 (excluding the exhibits and excluding the documents incorporated by reference).

2. An electronic copy of draft 4 of the Marvell Share Sale and Purchase Form Agreement received from Marvell Semiconductor, Inc. on 21 June 2002.

3. Certified copy of the Minutes of the meeting of the Board of Directors of the Company held on 12 June 2002 (the "Resolutions").

4. The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search done on 24 June 2002 (the "Company Search");

5. The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search done on 24 June 2002 (the "Litigation Search");

         (The Company Search and the Litigation Search are collectively referred to as the "Searches")

6. Copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws of the Company incorporating all amendments to 21 June 2001 (collectively referred to as the "Constitutional Documents");

7. A copy of the permissions dated 31 May 2000 given by the Bermuda Monetary Authority under the Exchange Control Act (1972) and related regulations for the issue of shares in the capital of the Company;

8. A Certificate of Compliance dated 13 March 2002 issued by the Ministry of Finance in respect of the Company; and

9. A fax copy of an Officer's Certificate dated 21 June 2002 and signed by George A. Hervey as Vice President of Finance and Chief Financial Officer of the Company confirming the authorised and issued share capital of the Company as at that date.